Exhibit 32.1

Certification
Pursuant to 18 U.S.C. Section 1350

Each of the undersigned officers of the registrant hereby certifies, to such officer’s knowledge, that the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 fully complies, in all material respects, with the requirements of section 13(a) or 13(d) of the Securities Exchange Act of 1934, and all information contained in such report fairly presents, in all material respects, the registrant’s financial condition and results of operations..

August 12, 2009	/s/ John Wang
Name: John Wang
Title: Chief Executive Officer, President and Director (Principal Executive Officer)

August 12, 2009	By:	/s/ Robert J. Eu
Name: Robert J. Eu
Title: Chairman of the Board, Chief Financial Officer, Secretary and Director (Principal Financial and Accounting Officer)